Exhibit 99.1

NEWS RELEASE
November 14, 2000
Contacts: Jaime Vasquez 214-333-3225 X 529

Leslie Glazer BSMG Worldwide 212-445-8226
Web Address: www.pillowtex.com www.royalvelvet.com

FOR IMMEDIATE RELEASE

Pillowtex Corporation Files Voluntary Chapter 11 Petition

Dallas, Texas, November 14, 2000 - Pillowtex Corporation (NYSE: PTX) today announced that it has filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the District of Delaware. Pillowtex called the filing a necessary component of its strategy to create a sustainable capital structure, enhance its manufacturing operations, and improve its profitability.

"While the decision to file a Chapter 11 petition was not an easy one, the Board of Directors determined that it was the best means of obtaining the financial flexibility needed to address our economic and competitive challenges," said Chairman Ralph La Rovere. "We are committed to using the 'breathing room' provided under Chapter 11 to implement a strategic plan designed to ensure the long term viability of our Company for the benefit of our employees, customers, vendors and the communities in which we operate," he added.

Anthony T. Williams, President and Chief Operating Officer, further noted, "Pillowtex enjoys a portfolio of leading brand names, solid relationships with growing retailers, and a talented work-force. We are moving quickly to build on these assets and position the Company to be the undisputed leader in customer service."

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Pillowtex has received a commitment for $150 million in Debtor-in-Possession (DIP) financing from a group of lenders led by Bank of America. The financing, which is subject to approval by the Court, will be used to fund ongoing business operations.

The Company intends to operate in the normal course of business during the Chapter 11 case and will continue payment of employee salaries, wages and benefits, and will honor existing customer-related practices. The U.S. Bankruptcy Code allows a company that is subject to a Chapter 11 filing to continue to operate its business as usual and provides special protections for any creditors, employees and others who perform services or provide goods to that company after the filing.

This news release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by such statements. Such risks and uncertainties may be attributable to the following factors among others: significant leverage; restrictions imposed by the terms of the Company's debt; the price and availability of raw materials; general retail industry conditions; and the reliance on certain key customers. These and other such factors are discussed in greater detail under the caption "Risk Factors" in Pillowtex' most recent Form 10-K.

Pillowtex Corporation, with annual sales in excess of $1.4 billion, manufactures and markets home furnishings for the bedroom and bathroom under such industry leading brand names as ROYAL VELVET® , CANNON® , FIELDCREST® , CHARISMA® , TOUCH of CLASS® , ROYAL FAMILY® and ROYAL VELVET BIG and SOFT® . Pillowtex Corporation operates a network of manufacturing and distribution facilities in the U.S. and Canada with approximately 13,000 employees.

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